GRAMERCY CAPITAL CORP.

ARTICLES SUPPLEMENTARY

Gramercy Capital Corp., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in the charter of the Company (the "Charter"), the Board of Directors of the Company, by resolutions duly adopted on August 14, 2012, reclassified and designated 4,000,000 authorized but unissued shares (the "Shares") of the Company's Common Stock, $0.001 par value per share ("Common Stock"), as 2,000,000 shares of Class B-1 Non-Voting Common Stock, $0.001 par value per share ("Class B-1 Common Stock"), and 2,000,000 shares of Class B-2 Non-Voting Common Stock, $0.001 par value per share ("Class B-2 Common Stock" and, together with the Class B-1 Common Stock, the "Class B Common Stock"):

SECOND: The reclassification increases the number of shares classified as (i) Class B-1 Common Stock from no shares immediately prior to the reclassification to 2,000,000 shares immediately after the reclassification and (ii) Class B-2 Common Stock from no shares immediately prior to the reclassification to 2,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares of Common Stock from 100,000,000 shares immediately prior to the reclassification to 96,000,000 shares immediately after the reclassification.

THIRD: (a) Each holder of Class B Common Stock will have the right to convert some or all of the shares of Class B Common Stock held by such holder (the "Conversion Right") into one (1) share of Common Stock at any time on or after the following dates: (a) September 6, 2013, in the case of Class B-1 Common Stock; and (b) December 6, 2013, in the case of Class B-2 Common Stock.

(b) In order to exercise the Conversion Right, a holder of Class B Common Stock shall be required to deliver the certificates (if any) representing the shares of Class B Common Stock to be converted, duly endorsed for transfer, together with a written conversion notice (the "Conversion Notice") completed, to the transfer agent for the Class B Common Stock. The Conversion Notice shall state: (i) the number of shares of Class B Common Stock to be converted; and (ii) that the shares of Class B Common Stock are to be converted pursuant to the applicable provisions of the Class B Common Stock.

(c) Each share of Class B Common Stock as to which the Conversion Right has been properly exercised shall be converted into one (1) share of Common Stock in accordance with the Conversion Right on the Conversion Date.

(d) The Company shall deliver the applicable shares of Common Stock no later than the third Business Day following the receipt by the transfer agent of the Conversion Notice (the "Conversion Date").

(e) In connection with the exercise of any Conversion Right, the Company will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Class B Stock into Common Stock. Notwithstanding anything to the contrary contained herein, no holder of Class B Common Stock will be entitled to convert such Class B Common Stock for Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to violate Article VII, Section 2 of the Charter.

(g) As used herein, the term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

FOURTH: Each share of Class B Common Stock that has not previously been converted and remains outstanding on March 6, 2014 shall, automatically and without any action on the part of the holder thereof, convert into one (1) share of Common Stock on such date.

FIFTH: (a) Except as otherwise set forth herein, the Class B Common Stock shall not have any voting rights, and the consent or approval of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Class B Common Stock are entitled to vote, each holder of Class B Common Stock shall be entitled to cast one vote per share of Class B Common Stock held by such holder.

(b) So long as any shares of Class B Common Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Class B Common Stock, voting together as a single class with the holders of all outstanding shares of any class or series of stock that the Company may authorize or issue in the future which, pursuant to the terms thereof, ranks on parity with the Class B Common Stock as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company ("Parity Stock") and upon which like voting rights have been conferred, is required to amend, alter or repeal any provisions of the Charter (including these terms of the Class B Common Stock), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the Class B Common Stock unless, in connection with any such amendment, alteration or repeal, the Class B Common Stock remains outstanding without the terms thereof being materially and adversely changed or is converted into or exchanged for equity securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially similar to those of the Class B Common Stock (taking into account that the Company may not be the surviving entity), provided that, if such amendment does not affect equally the rights, preferences, privileges or voting powers of one or more classes or series of Parity Stock with which holders of Class B Common Stock are entitled to vote together as a single class, the consent of the holders of at least two-thirds of the outstanding shares of the Class B Common Stock shall be required. Notwithstanding anything contrary contained herein, the voting powers, rights or preferences of the Class B Common Stock shall not be deemed to be materially and adversely affected by, and the holders of shares of Class B Common Stock shall not be entitled to vote with respect to, any (A) amendment to the Charter increasing or decreasing the total number of authorized shares of stock of all classes and series, Common Stock, Class B Common Stock, Preferred Stock without further designation as to class or series, Common Stock, Class B Common Stock or any other class or series of Parity Stock or any other class or series of stock the Company may now or hereafter authorize or issue, the terms of which provide that such stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company, junior to the Class B Common Stock ("Junior Stock"), (B) issuance of shares of Common Stock, Class B Common Stock or shares of any class or series of Parity Stock or Junior Stock or (C) classification or reclassification of authorized but unissued shares of Common Stock, Class B Common Stock or any classification or reclassification of shares of any class or series of Parity Stock or Junior Stock.

(c) Holders of Class B Common Stock shall not be entitled to vote if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Class B Common Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or made available at the office of the registrar and transfer agent for the Class B Common Stock to effect such redemption.

SIXTH: Except as set forth herein, the Class B Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Stock and shall be treated as Common Stock under all provisions of the Charter, including without limitation, the provisions of Articles VI and VII.

SEVENTH: A description of the Common Stock is contained in the Charter.

EIGHTH: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter. These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

NINTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 6th day of December, 2012.

GRAMERCY CAPITAL CORP.

By: /s/ Gordon F. DuGan

Name: Gordon F. DuGan

Title: Chief Executive Officer

[Seal]

ATTEST:

/s/ Michael G. Kavourias

Name: Michael G. Kavourias

Title: Secretary